FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB CANCELS STOCK SPLIT

AMSTERDAM (1 July 2006) - Core Laboratories (NYSE: "CLB") announced today that it would not complete its proposed stock split. On Friday, June 30, 2006, additional interpretative guidance of Statement of Financial Accounting Standards No. 123(R) became available to the Company which indicates that adjustments, including reorganizations, such as stock splits, to equity-based compensation awards require the recognition of compensation expense in certain circumstances. Implementation of a stock split now would cause the Company to incur significant additional compensation expense. In light of the change in circumstances, the Board of Supervisory Directors believes that the stock split is no longer in the best interest of Core's shareholders. Accordingly, Core's Board of Supervisory Directors has determined that the stock split that was to become effective today shall be cancelled.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2005 Form 10-K filed on 23 February 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

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